Exhibit 10.3

MEDICINE MAN TECHNOLOGIES, INC.

December 16, 2020

Dye Capital Cann Holdings II, LLC

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will confirm our agreement that as a condition to your entering into the Purchase Agreement (defined below) and pursuant to and effective upon the closing of your purchase (the “Purchase”) of up to 13,000 shares of Series A Preferred Stock of Medicine Man Technologies, Inc. (the “Company”), Dye Capital Cann Holdings II, LLC (the “Investor”) shall be entitled to the contractual rights set forth below, in addition to the rights specifically set forth in the Securities Purchase Agreement dated November 16, 2020 by and among the Company and the investors that are party thereto, as amended by the Amendment to the Securities Purchase Agreement dated the date hereof (the “Purchase Agreement”) and the Certificate of Designation of the Company that is attached as Exhibit A to the Purchase Agreement (the “Certificate of Designation”). Capitalized terms that are used but not defined herein shall have the meaning given to them in the Purchase Agreement or, if applicable, the Certificate of Designation.

1.	Board Nomination Rights.

(a)            The Company shall take all actions to ensure that from and after the Closing Date and for so long as the Investor meets the Ownership Threshold (as defined below), one individual designated by the Investor shall be appointed to the board of directors of the Company (the “Board”) if the Board consists of five or fewer members and two individuals designated by the Investor shall be appointed to the Board if the Board consists of more than five members (each an “Investor Designee”). For purposes hereof, “Ownership Threshold” means that the Investor owns, in the aggregate, at least $10,000,000 of Preferred Stock, on an as-converted to Common Stock basis, as of any date of determination, based on the 30-Day Trailing VWAP (as defined below); provided, however, that the Ownership Threshold shall automatically be deemed to be satisfied at any time the Buyer holds at least 10,000 (as such amount may be adjusted for stock splits, subdivisions, combinations and the like) shares of Common Stock. For purposes hereof, “30-Day Trailing VWAP” means, as of any date of determination, the volume-weighted average price per share of Common Stock on the exchange on which the Common Stock is then traded during the regular trading session (and excluding pre-market and after-hours trading) over the thirty (30) consecutive trading days prior to and including such determination date. The Investor’s initial Investor Designee shall be Pratap Muharji (the “Initial Designee”). On or prior to the Closing Date, the Company shall take all actions necessary to cause the appointment to the Board of the Initial Designee effective as of the Closing Date, and thereafter, for so long as the Investor’s Board nomination right under this Section 1 continues, the Company will use its best efforts to ensure that each Investor Designee is elected to the Board (including recommending that the Company’s stockholders vote in favor of the election of such designees, soliciting proxies and contesting any proxy contest and otherwise supporting such designees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees); provided that if the Investor determines to designate a different individual (“Replacement Designee”) as an Investor Designee, such obligation shall instead apply to such Replacement Designee. If an Investor Designee ceases to be a director of the Company, the Company shall take all actions necessary to cause the appointment to the Board of a Replacement Designee nominated by the Investor to fill the vacancy and thereafter the Company will use its best efforts to cause the election of such an individual to the Board, subject to the same conditions and limitations as set forth in the foregoing sentence. Each Investor Designee shall be entitled to the level of compensation, directors’ and officers’ indemnity insurance coverage and indemnity and exculpation protection (including under any indemnification agreement) as the other members of the Board in their capacities as directors. Each Investor Designee shall be entitled to the same level of directors’ and officers’ indemnity insurance coverage and indemnity and exculpation protection (including under any indemnification agreement) as the other members of the Board. As promptly as practicable, and for so long as an Investor Designee serves on the Company’s board of directors, the Company shall maintain in place directors’ and officers’ indemnity insurance coverage in an amount and on terms deemed reasonably acceptable to the Investor Designees, but no less than $2 million of coverage per director.

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(b)            For so long as the Investor is entitled to designate Investor Designees for election to the Board under this letter agreement, each committee of the Board shall include at least one Investor Designee as a member or, if the Investor so elects, as an observer; provided, however, that if such Investor Designee is not eligible for membership on any given committee of the Board under then applicable listing and corporate governance standards of a trading exchange or any Applicable Law, then such committee shall include such Investor Designee as an observer only; provided, further, that the Company shall exercise all authority under Applicable Law to permit the inclusion of such Investor Designee on such committee, including, without limitation, by causing an increase in the number of directors on such committee.

(c)            Any Investor Designee shall take all action reasonably requested by the Company, at the Company’s cost and expense, to comply with applicable state cannabis laws and regulations, including, without limitation, making all requisite filings under such laws and regulations as and when requested by the Company and the Investor Designee shall, at the Company’s cost and expense, reasonably cooperate with the Company with respect to any report, filing, notification or other communication with or to any state governmental authority related to the Company’s licenses, approvals, consents or obligations under state cannabis laws and regulations related to such Investor Designee’s capacity as director of the Company, including, without limitation, any investigation or inquiry by a state governmental authority related to any of the foregoing. If an Investor Designee is determined to be unsuitable or disqualified to serve on the Board by a state governmental authority, including, without limitation, the Colorado Marijuana Enforcement Division, such Investor Designee shall immediately resign from the Board and the Investor shall be entitled to appoint a Replacement Designee in accordance with the provisions of Section 1(a) above.

2.              This Agreement and the rights, privileges and obligations herein are personal to the Investor and may not be assigned, transferred, subcontracted or delegated (in whole or in part) by the Investor, including by operation of law, without the prior written consent of the Company.

3.              Unless earlier terminated pursuant to the terms hereof, this Agreement and the rights described herein, other than the last three sentences of Section 1(a) above and Sections 2 through 4, shall terminate and be of no further force or effect upon the earlier of: (a) a Listing Event; or (b) a Change of Control Transaction.

4.              The parties acknowledge and agree that this Agreement is a Transaction Document as such term is defined under the Purchase Agreement.

[Signature Page Follows]

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Very truly yours,

MEDICINE MAN TECHNOLOGIES, INC.

By: /s/ Nancy Huber

Name: Nancy Huber

Title: Chief Financial Officer

Accepted and agreed:

DYE CAPITAL CANN HOLDINGS II, LLC

By: Dye Capital & Company, LLC,
its Managing Member

By: Justin Dye
Name: Justin Dye
Title: Authorized Person

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